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Exhibit 99.1

DIRECTORS AND EXECUTIVE OFFICERS OF HOMEOWNERS CHOICE, INC.

Except where otherwise stated, the business address of each of the following directors and/or executive officers of Homeowners Choice, Inc., a Florida corporation (“HCI”), is c/o Homeowners Choice, Inc., 2340 Drew Street, Suite 200, Clearwater, Florida 33765.

Name	Principal Occupation/Employment	Citizenship

Francis McCahill, III	President and Chief Executive Officer of HCI	U.S.

Paresh Patel	Chairman of the Board of Directors; Executive Chairman for Strategic Planning, Technology and Investments of HCI	U.S.

Richard R. Allen	Chief Financial Officer of HCI	U.S.

Sanjay Madhu	Vice President of Marketing and Director of Investor Relations of HCI	U.S.

Andrew L. Graham	Vice President and General Counsel of HCI	U.S.

George Apostolou	President George Apostolou Construction Corporation	U.S.

Krishna Persaud	President of KPC Properties, LLC	U.S.

Gregory Politis	President of Xenia Management LLC	U.S.

Martin A. Traber	Partner, Foley & Lardner LLP	U.S.

Anthony Saravanos	Vice president of The Boardwalk Company	U.S.